Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2019, on our audits of the consolidated financial statements of First Merchants Corporation (the “Corporation”) as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018, and on our audit of the internal control over financial reporting of the Corporation as of December 31, 2018, which reports are included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018.

/S/ BKD, LLP

Indianapolis, Indiana

June 26, 2019